POLICY 1685
Approved November 28, 2023

Executive Incentive Compensation Clawback Policy
DEFINITION AND PURPOSE
Pursuant to Securities and Exchange Commission Rule 10D-1 and Nasdaq Marketplace Rule 5608, the Board of Directors of BayFirst Financial Corp. (the “Company”) has adopted this Executive Incentive Compensation Clawback Policy (this “Policy”).
Pursuant to this Policy, the Company will recover reasonably promptly the amount of erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
This Policy applies to all incentive-based compensation received by a person:
A.After beginning service as an executive officer;
B.Who served as an executive officer at any time during the performance period for that incentive-based compensation;
C.While the Company has a class of securities listed on Nasdaq; and
D.During the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement.1
RESPONSIBILITIES AND ACTION
Notwithstanding the foregoing, the Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.
For purposes of determining the relevant recovery period, the date that the Company is required to prepare an accounting restatement is the earlier to occur of:
A.The date the Company’s board of directors, a committee of the board of directors, or the officer or officers of the Company authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement; or
B.The date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.
The amount of incentive-based compensation that is subject to this Policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement:
A.The amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and
B.The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

1 (A) This Policy also applies to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.

POLICY 1685
Approved November 28, 2023

Executive Incentive Compensation Clawback Policy
The Company shall recover erroneously awarded compensation in compliance with this Policy except to the extent that the conditions of paragraphs (b)(1)(iv)(A) or (C) of Nasdaq Marketplace 56082 are met, and the Company’s Compensation Committee, or in the absence of such a committee, a majority of the independent directors serving on the board, has made a determination that recovery would be impracticable.
The Company shall not indemnify any executive officer or former executive officer against the loss of erroneously awarded compensation.
The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws.
OFFICER POSITIONS DIRECTLY GOVERNED BY THIS POLICY
Chief Executive Officer
President
Chief Financial Officer
Chief Operating Officer
Chief Accounting Officer
2 (A) The direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq.
(C) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.